Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Tuesday, April 29, 2014		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports

First Quarter 2014 Results

•                  Revenues increased 16% to $75.2 million

•                  Adjusted EBITDA was up 23% to $28.2 million

•                  Operating income reached $16.2 million, up 35%

•                  Net income from continuing operations attributable to ATN’s stockholders was $7.8 million, or $0.49 per diluted share

Beverly, MA (April 29, 2014) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the first quarter ended March 31, 2014. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year. Results for all periods presented reflect classification of the Company’s U.S. retail wireless business operated under the “Alltel” name as discontinued operations as a result of the completion of the Company’s sale of this business to AT&T Mobility LLC on September 20, 2013.

First Quarter 2014 Financial Results

“This was a period of strong operating performance for ATN,” said Michael Prior, Chief Executive Officer. “Double-digit revenue growth and higher margins were driven by our domestic wholesale wireless operation, which produced a 34% annual revenue increase.  This exceptional performance was due to markedly higher data traffic volumes resulting from our investments in expanding mobile data capabilities and coverage.  While we expect to see continued growth in domestic data traffic in 2014, year-on-year comparisons in the remaining quarters will be significantly below that of the first quarter due to anticipated lower pricing.  In our international business, wireless revenues were up 8% compared to last year’s first quarter thanks to improved performance and expanding market share across key island markets. Domestic and island wireless revenue gains were offset in part by a decline in our international wireline operations.

“Economies of scale resulted in substantial operating leverage in the first quarter,” Mr. Prior added. “Capital expenditures in the period were primarily allocated to further expand our domestic wireless network, particularly mobile data coverage and capacity.  Despite this high level of ongoing investment in our existing businesses, our balance sheet capacity remains robust and puts us in a position to execute on our strategy of investing in additional business platforms that have the potential to create long-term value for our shareholders.”

First quarter revenues were $75.2 million, 16% above the $64.8 million reported for the first quarter of 2013.  Adjusted EBITDA(1) for the 2014 first quarter was $28.2 million, a 23% increase over the $23.1 million reported for the 2013 first quarter. Operating income was $16.2 million, up 35% compared to last year’s $12.1 million.  Net income from continuing operations attributable to ATN’s stockholders was $7.8 million or $0.49 per diluted share, significantly ahead of the $4.8 million or $0.31 per diluted share reported in last year’s first quarter.

First Quarter 2014 Operating Highlights

U.S. Wireless Revenues

U.S. wireless revenues primarily consist of voice and data revenues from the Company’s wholesale roaming operations.  Total revenues from the U.S. wireless business were $28.4 million in the first quarter of 2014, an increase of 34% from the $21.2 million reported in the first quarter of 2013.  This strong revenue performance was driven by increased data traffic across the Company’s expanded domestic wireless network.  Contracted wholesale data prices are expected to decline later in 2014, which should result in much lower year-on-year revenue growth in coming quarters even as data traffic continues to grow.  Data revenues accounted for 66% of U.S. wireless revenues in the 2014 first quarter, compared to 42% in the similar year-ago period.   The Company ended the first quarter with 605 wholesale-only base stations in service compared to 567 at the end of last year’s first quarter.

International Wireless Revenues

International wireless revenues include retail and wholesale voice and data wireless revenues from international operations in Bermuda and the Caribbean. International wireless revenues were $23.1 million, an increase of 8% over the $21.4 million reported in the first quarter of 2013.  This increase was largely due to retail revenue growth across the Company’s Island Wireless segment.

Wireline Revenues

The Company’s wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, by its integrated voice and data and wholesale transport operations in New England and New York State, and by its U.S.-based wholesale long-distance voice services. Wireline revenues were $21.5 million, a 5% increase from the $20.6 million reported in the first quarter of 2013.  The increase was primarily a result of higher wholesale long-distance voice service revenue.  In Guyana, increased broadband revenue was offset by declines in local and international voice revenue.  Revenues in Guyana were also modestly impacted by an approximate 2% devaluation in local currency, the first the Company has experienced since 2004.

Reportable Operating Segments

The Company has four reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (including the U.S. Virgin Islands); and (iv) U.S. Wireline.   Financial data on our reportable operating segments for the three months ended March 31, 2014 and 2013 are as follows (in thousands):

(1)  See Table 4 for reconciliation of Net Income to Adjusted EBITDA.

(2)  Reconciling items are comprised of corporate general and administrative costs and transaction-related charges

For the three months ending March 31, 2014:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (2)	Total

Total Revenue	$28,723	$21,797	$17,923	$6,731	$—	$75,174
Adjusted EBITDA	16,892	9,948	6,034	66	(4,691)	28,249
Operating Income (Loss)	13,589	5,635	3,426	(1,074)	(5,328)	16,248

For the three months ending March 31, 2013:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items (2)	Total

Total Revenue	$21,468	$22,692	$15,894	$4,778	$—	$64,832
Adjusted EBITDA	12,252	10,723	4,229	234	(4,384)	23,054
Operating Income (Loss)	9,717	5,942	1,634	(408)	(4,806)	12,079

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at March 31, 2014 were $352.8 million.  In addition, the Company holds $58.8 million of restricted cash primarily related to proceeds from the sale of Alltel which are being held in escrow as of March 31, 2014.    Net cash used in operating activities of continuing operations was $6.6 million, which included $32.9 million in cash paid for income taxes, primarily related to the gain on the sale of Alltel.  Capital expenditures were $8.7 million in the first quarter of 2014.  The Company still expects full year 2014 capital expenditures in the range of $65.0 million to $70.0 million.

Conference Call Information

Atlantic Tele-Network will host a conference call on Wednesday, April 30, 2014 at 9:00 a.m. Eastern Time (ET) to discuss its 2014 first quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 31565579. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Wednesday, April 30, 2014.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; our continued access to the credit and capital markets; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, wholesale revenues, and the future growth and retention of our subscriber base; (2) regulatory changes affecting our businesses, including the loss of certain FCC and other telecommunications licenses; (3) economic, political and other risks facing our foreign operations; (4) our ability to maintain favorable roaming arrangements; (5) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (6) the loss of or our inability to recruit skilled personnel in our various jurisdictions, including key members of management; (7) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (8) increased competition; (9) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (10) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (11) the occurrence of severe weather and natural catastrophes; (12) our continued access to capital and credit markets; and (13) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 17, 2014 and the other reports we file from time to time with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, gain on disposal of discontinued operations, interest, taxes, depreciation and amortization, transaction-related charges, impairment of intangible assets, gain on disposition of long-lived assets, other income or expense, and net income attributable to non-controlling interests. The Company believes that the inclusion of this non-GAAP financial measure helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods. ATN’s management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure included in this news release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measure used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$352,826	$356,607
Restricted cash	58,796	39,000
Assets of discontinued operations	163	4,748
Other current assets	69,344	71,648

Total current assets	481,129	472,003

Long-term restricted cash	—	39,000
Property, plant and equipment, net	252,303	254,632
Goodwill and other intangible assets, net	86,749	86,988
Other assets	6,341	7,096

Total assets	$826,522	$859,719

Liabilities and Stockholders’ Equity:
Income taxes payable	$8,363	$36,081
Liabilities of discontinued operations	4,173	11,187
Other current liabilities	68,329	73,805

Total current liabilities	80,865	121,073

Deferred income taxes	26,406	26,007
Other long-term liabilities	14,550	12,784

Total long-term liabilities	40,956	38,791

Total liabilities	121,821	159,864

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	647,098	643,330
Non-controlling interests	57,603	56,525

Total equity	704,701	699,855

Total liabilities and stockholders’ equity	$826,522	$859,719

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2014	2013 (a)
Revenues:
U.S. wireless	$28,392	$21,213
International wireless	23,148	21,430
Wireline	21,530	20,564
Equipment and other	2,104	1,625
Total revenue	75,174	64,832

Operating expenses:
Termination and access fees	15,862	13,055
Engineering and operations	9,630	9,658
Sales, marketing and customer service	5,020	4,489
Equipment expense	2,715	2,667
General and administrative	13,698	11,909
Transaction-related charges	21	63
Depreciation and amortization	11,980	11,988
Gain on disposal of long-lived assets	—	(1,076)
Total operating expenses	58,926	52,753

Operating income	16,248	12,079

Other income (expense):
Interest expense, net	(186)	(2,264)
Other income (expense)	(109)	14
Other income (expense), net	(295)	(2,250)

Income from continuing operations before income taxes	15,953	9,829
Income tax expense (benefit)	5,552	3,945

Income from continuing operations	10,401	5,884

Income from discontinued operations, net of tax	—	4,034

Net income	10,401	9,918

Net income attributable to non-controlling interests, net of tax:
Continuing operations	(2,560)	(1,055)
Discontinued operations	—	(87)
Net income attributable to non-controlling interests, net	(2,560)	(1,142)

Net income attributable to Atlantic Tele-Network, Inc. stockholders	$7,841	$8,776

Basic net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.50	$0.31
Income from discontinued operations	—	0.25
Net income	$0.50	$0.56

Diluted net income per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income from continuing operations	$0.49	$0.31
Income from discontinued operations	—	0.25
Net income	$0.49	$0.56

Weighted average common shares outstanding:
Basic	15,830	15,588
Diluted	15,950	15,695

(a)     All previously reported amounts have been reclassified to reflect the Company’s Alltel business as a discontinued operation

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three Months Ended March 31,
	2014	2013

Net income	$10,401	$9,918
Income from discontinued operations	—	(4,034)
Depreciation and amortization	11,980	11,988
Gain on disposal of long-lived assets	—	(1,076)
Change in prepaid and accrued income taxes	(23,128)	(18,481)
Change in other operating assets and liabilities	(7,855)	9,322
Other	1,996	1,383

Net cash provided by operating activities of continuing operations	(6,606)	9,020
Net cash provided by operating activities of discontinued operations	(2,429)	15,961
Net cash provided by operating activities	(9,035)	24,981

Capital expenditures	(8,736)	(15,355)
Proceeds from disposition of long-lived assets	1,371	1,500
Change in restricted cash	19,204	—

Net cash used in investing activities of continuing operations	11,839	(13,855)
Net cash provided by (used in) investing activities of discontinued operations	—	(5,521)
Net cash provided by (used in) investing activities	11,839	(19,376)

Dividends paid on common stock	(4,278)	—
Distributions to non-controlling interests	(1,482)	(577)
Other	(825)	(527)

Net cash used in financing activities of continuing operations	(6,585)	(1,104)
Net cash used in financing activities of discontinued operations	—	(358)
Net cash used in financing activities	(6,585)	(1,462)

Net change in cash and cash equivalents	(3,781)	4,143

Cash and cash equivalents, beginning of period	356,607	136,647

Cash and cash equivalents, end of period	$352,826	$140,790

Cash paid for income taxes	$32,923	$24,816

Table 4

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended March 31, 2013 and 2014

Three Months Ended March 31, 2013

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$8,776
Net income attributable to non-controlling interests, net of tax						1,142
Income from discontinued operations, net of tax						(4,034)
Income tax expense						3,945
Other income						(14)
Interest expense, net						2,264
Operating income (loss)	$9,717	$5,942	$1,634	$(408)	$(4,806)	$12,079
Depreciation and amortization	3,611	4,781	2,595	642	359	11,988
Transaction-related charges	—	—	—	—	63	63
Gain on disposal of long-lived assets	(1,076)	—	—	—	—	(1,076)
Adjusted EBITDA	$12,252	$10,723	$4,229	$234	$(4,384)	$23,054

Three Months Ended March 31, 2014

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders						$7,841
Net income attributable to non-controlling interests, net of tax						2,560
Income tax expense						5,552
Other expense						109
Interest expense, net						186
Operating income (loss)	$13,589	$5,635	$3,426	$(1,074)	$(5,328)	$16,248
Depreciation and amortization	3,303	4,313	2,608	1,140	616	11,980
Transaction-related charges	—	—	—	—	21	21
Adjusted EBITDA	$16,892	$9,948	$6,034	$66	$(4,691)	$28,249